AMENDMENT TO CONSULTING AGREEMENT
Amendment to Consulting Agreement (this “Amendment”), dated as of September 16, 2015, by and between Realization Services, Inc., a New York corporation (the “Consultant”), and Imation Corp., a Delaware corporation (the “Client”). The Consultant and the Client are sometimes referred to herein individually as a “Party”, and collectively as the “Parties.”

WHEREAS, pursuant to a Consulting Agreement dated August 17, 2015 (the “Consulting Agreement”), the Client retained the Consultant to perform certain Services (as defined) under the terms and conditions set forth in the Consulting Agreement, and the Parties desire to enter into this Amendment to modify the terms and conditions of the Consulting Agreement. All terms used by not defined herein shall have the respective meanings assigned to them in the Consulting Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein and for other good and valuation considerations, the Parties hereby agree as follows:

1.	Modification to Consultant’s Remuneration

To compensate the Consultant for the additional staffing it is providing from August 26, 2015 through the end of the Revised Term (as defined below), the Parties agree to the following revised compensation, for which the Consultant shall invoice weekly under Section 6(a) of the Consulting Agreement:

a.
Relevant Period – In addition to the Weekly Fees to be paid to the Consultant pursuant to Sections 5(a) and (b) of the Consulting Agreement, the Client shall also pay to the Consultant additional remuneration of up to $225,000 for the Consultant’s Services performed during the period (the “Relevant Period”) from August 26, 2015 through September 18, 2015. Such additional remuneration shall be over and above the Weekly Fees applicable during the Relevant Period.

b.
Revised Term – Following the Relevant Period, the Consulting Agreement shall continue for a term (the “Revised Term”) extending from September 19, 2015 through such date as the Client may specify (by giving seven (7) days’ prior written notice to the Consultant) as the last day of the Revised Term. During the Revised Term, the ceiling on the Weekly Fee will be $125,000 (in lieu of $50,000).

2.	Miscellaneous

The Consulting Agreement shall otherwise remain in full force and effect. Notwithstanding any termination of the Consulting Agreement, the following sections shall survive and remain in effect for the periods specified: (i) Section 1 above until the final resolution of the rights and obligations of the Parties therein and (iii) this Section 2 until Section 1 is no longer in effect. Each Party represents and warrants to the other that it has full opportunity to obtain, and has in fact obtained, the advice of its own legal counsel with respect to the Amendment and the transactions contemplated. This Amendment may be signed in counterparts and shall become effective as if executed in a single, complex document upon its execution by both Parties.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above written.

CLIENT:	CONSULTANT:
IMATION CORP.	REALIZATION SERVICES, INC.

By: /s/Joseph DePerio	By: /s/Barry L. Kasoff
Joseph DePerio	Barry L. Kasoff
Its Chairman of the Board of Directors	Its President